Pricing Supplement dated October 20, 2025 to the Product Supplement MLN-ES-ETF-1 dated February 26, 2025 and Prospectus Dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969

The Toronto-Dominion Bank
$500,000
Autocallable Contingent Interest Barrier Notes with Memory Interest
Linked to the Least Performing of the shares of the iShares® Russell 2000 ETF, the shares of the Invesco QQQ TrustSM and the shares of the SPDR® S&P 500® ETF Trust, Series 1 Due November 4, 2026
Senior Debt Securities, Series H

General
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The Notes are designed for investors who (i) wish to receive a Contingent Interest Payment (as defined below), plus any previously unpaid Contingent Interest Payments, if on any Review Date the Closing Price of each Reference Asset (as defined below) is greater than or equal to its Barrier Price (as defined below), (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and of not receiving any Contingent Interest Payments over the term of the Notes and (iii) are willing to forgo fixed interest and dividend payments. Contingent Interest Payments should not be viewed as periodic interest payments. Investors will be exposed to the market risk of each Reference Asset and any decline in the price of one Reference Asset may negatively affect their return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset.

•
The Notes will be automatically called prior to the Maturity Date if the Closing Price of each Reference Asset is greater than or equal to its Initial Price on any Review Date other than the Final Review Date. If the Notes are not automatically called and the Closing Price of any Reference Asset on the Final Review Date (its “Final Price”) is less than its Barrier Price, investors will suffer a loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest percentage change from its Initial Price to its Final Price (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The shares of the iShares® Russell 2000 ETF (Bloomberg ticker: IWM, “IWM”)
The shares of the Invesco QQQ TrustSM, Series 1 (Bloomberg ticker: QQQ, “QQQ”)
The shares of the SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY, “SPY”)

Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 54 weeks, subject to an automatic call.
Strike Date	October 17, 2025
Pricing Date:	October 20, 2025
Issue Date:	October 23, 2025, which is the third DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	November 4, 2026, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Call Feature:
If the Closing Price of each Reference Asset on any Review Date other than the Final Review Date is greater than or equal to its Initial Price, we will automatically call the Notes and, on the applicable Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature. No further amounts will be owed to you under the Notes.

Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Review Date.
Review Dates:
Quarterly, on January 30, 2026, May 1, 2026, July 31, 2026 and October 30, 2026 (the “Final Review Date”). Each Review Date is subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Contingent Interest Payment Feature:
If the Closing Price of each Reference Asset on any Review Date is greater than or equal to its Barrier Price, a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, will be paid to you on the corresponding Contingent Interest Payment Date. Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on the corresponding Contingent Interest Payment Date if the Closing Price of any Reference Asset on any Review Date is less than its Barrier Price. Any Contingent Interest Payment due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Contingent Interest Payment Date. All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of any Reference Asset is less than its Barrier Price on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of each Reference Asset on any subsequent Review Date is greater than or equal to its Barrier Price on the relevant Review Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Price of any Reference Asset is less than its Barrier Price on each of the Review Dates, you will receive no Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Payment:	$27.125 per $1,000 Principal Amount of the Notes, if payable.
Contingent Interest Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the final Contingent Interest Payment Date will be the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Payment at Maturity (if not called):
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
•    If the Final Price of each Reference Asset is greater than or equal to its Barrier Price: The Principal Amount of $1,000.
•    If the Final Price of any Reference Asset is less than its Barrier Price: The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change.
If the Notes are not automatically called and the Final Price of any Reference Asset is less than its Barrier Price, you will suffer a loss on your initial investment that is equal to the percentage change of the Least Performing Reference Asset from its Initial Price to its Final Price (the “Least Performing Percentage Change”). Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Initial Price:
With respect to IWM, $243.41
With respect to QQQ, $603.93
With respect to SPY, $664.39
in each case equal to its Closing Price on the Strike Date, as determined by the Calculation Agent, and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Final Price:	For each Reference Asset, the Closing Price of such Reference Asset on the Final Review Date, as determined by the Calculation Agent.
Barrier Price:
With respect to IWM, $170.387
With respect to QQQ, $422.751
With respect to SPY, $465.073
in each case equal to 70.00% of its Initial Price, as determined by the Calculation Agent, and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

CUSIP / ISIN:	89115HYR2/ US89115HYR29
The estimated value of your Notes on the Pricing Date was $985.20 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-6 and “Additional Information Regarding the Estimated Value of the Notes” on page P-22 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[12]	Proceeds to TD2
Per Note	$1,000.00	$10.00	$990.00
Total	$500,000.00	$5,000.00	$495,000.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $990.00 (99.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $10.00 per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
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Limited Return Potential — The return potential of the Notes is limited to any Contingent Interest Payments you may receive over the term of the Notes and you will not participate in any increase in the price of any Reference Asset. If you don’t receive any Contingent Interest Payments over the term of the Notes, you will not have a positive return on your investment.

•
Potential For Automatic Call — The Notes will be automatically called if the Closing Price of each Reference Asset is greater than or equal to its Initial Price on any Review Date other than the Final Review Date and are, therefore, subject to reinvestment risk. If the Notes are automatically called, on the Call Payment Date, you will receive a cash payment per Note equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure — If the Notes are not automatically called and the Final Price of each Reference Asset is greater than or equal to its Barrier Price, in addition to any Contingent Interest Payment otherwise due on the Maturity Date and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, you will receive a cash payment per Note equal to the Principal Amount. If, however, the Notes are not automatically called and the Final Price of any Reference Asset is less than its Barrier Price, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire investment in the Notes. You will be exposed to the market risk of each Reference Asset and any decline in the price of one Reference Asset may negatively affect your return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Price of any Reference Asset is less than its Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Review Date on the Corresponding Contingent Interest Payment Date If the Closing Price of any Reference Asset on such Review Date Is Less Than its Barrier Price.
You will not necessarily receive Contingent Interest Payments on the Notes, and thus Contingent Interest Payments should not be viewed as periodic interest payments. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Price of any Reference Asset on such Review Date is less than its Barrier Price. However, if a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of any Reference Asset is less than its Barrier Price on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of each Reference Asset is greater than or equal to its Barrier Price on the relevant Review Date.
If the Closing Price of a Reference Asset is less than its Barrier Price on each Review Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on, your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay any Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Price of the Least Performing Reference Asset will be less than its Barrier Price, and you may lose your entire Principal Amount.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Increase in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the increase of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset or the stocks comprising the Reference Assets (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of such Reference Asset or the Reference Asset Constituents.

TD SECURITIES (USA) LLC	P-3

The Contingent Interest Payment Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Price or Final Price, as applicable, of each Reference Asset could be less than its Initial Price or its Barrier Price on a Review Date or the Final Review Date, as applicable. Volatility means the magnitude and frequency of changes in the prices of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Payment for the Notes than the amount payable on our conventional debt securities of a comparable term. However, while the Contingent Interest Payment is set on the Strike Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The Closing Price or Final Price, as applicable, of any Reference Asset could fall sharply on the Review Dates, including the Final Review Date, resulting in few or no Contingent Interest Payments and in a significant or entire loss of principal.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest -bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amounts Payable on the Notes, Including the Payment at Maturity, Are Not Linked to the Price of the Least Performing Reference Asset at Any Time Other Than on the Applicable Review Dates, Including the Final Review Date.
Any payments on the Notes, including the Payment at Maturity, will be based on the Closing Price of the Least Performing Reference Asset only on the Review Dates (including the Final Review Date). Even if the price of the Least Performing Reference Asset increases at any other time but then declines to a Closing Price that is less than its Barrier Price on a Review Date, you will not receive any Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date.
In addition, any Payment at Maturity will be calculated by reference to the Final Price of the Least Performing Reference Asset, which will be equal to the Closing Price of such Reference Asset on the Final Review Date. In calculating the Final Price of the Least Performing Reference Asset, positive performance of such Reference Asset before or after the Final Review Date that would lead to a positive return on the Notes will not be taken into account. Therefore, if the Closing Price of the Least Performing Reference Asset is less than its Barrier Price on the Final Review Date, the return on the Notes will be negative, regardless of its Closing Price on any other day.
You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of any Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated With Each Reference Asset.
The price of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its sponsor (each, a “Sponsor”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Sponsors and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Sponsor's SEC filings. We urge you to review financial and other information filed periodically by each Sponsor with the SEC.

TD SECURITIES (USA) LLC	P-4

Investors Are Exposed to the Market Risk of Each Reference Asset on Each Review Date (Including the Final Review Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Review Date (including the Final Review Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Price of any Reference Asset is less than its Barrier Price on its Final Review Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Not Receiving Any Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Price of any Reference Asset will be less than its Barrier Price on any Review Date and that the Final Price of any Reference Asset will be less than its Barrier Price than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in price to a Closing Price that is less than its Barrier Price on any Review Date and a Final Price that is less than its Barrier Price as of the Final Review Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Payment and Barrier Prices, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Payment and lower Barrier Prices are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments and that the Final Price of any Reference Asset will be less than its Barrier Price is even greater despite lower Barrier Prices. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
The Value of a Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Assets, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable Reference Asset and may adversely affect the liquidity and prices of such Reference Asset, perhaps significantly. For any of these reasons, the market value of a Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
We Have No Affiliation With Any Index Sponsor or Sponsor and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
No Index Sponsor or Sponsor is an affiliate of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. No Index Sponsor or Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor or Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the price of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to any Index Sponsor or Sponsor.
Adjustments to a Reference Asset Could Adversely Affect the Notes.
The Sponsors (as specified under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their applicable Reference Asset. A Sponsor can add, delete or substitute the Reference Asset Constituents for its Reference Asset. A Sponsor may make other methodological changes to its Reference Asset that could change the price of such Reference Asset at any time. If one or more of these events occurs, the Closing Price of such Reference Asset may be adjusted to reflect such event or events, which could adversely affect the market value of, and return on, the Notes.
Changes that Affect the Target Index of the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust Will Affect the Market Value of, and Return on, the Notes.
The iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product supplement, which you should review.

TD SECURITIES (USA) LLC	P-5

The Performance of the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust May Not Correlate With That of Its Target Index.
The performance of the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust may not exactly replicate the performance of its Target Index because the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust, differences in trading hours between the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust Utilizes a Passive Indexing Investment Approach.
Although shares of the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust is subject to management risk, which is the risk that its Sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the iShares® Russell 2000 ETF, Invesco QQQ TrustSM, Series 1 and SPDR® S&P 500® ETF Trust generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes are Subject to Risks Associated with Small-Capitalization Companies.
The Notes are subject to risks associated with small-capitalization companies because the Reference Asset Constituents of the iShares® Russell 2000 ETF are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
If the Price of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the price of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Price of each Reference Asset remains greater than or equal to its Barrier Price or increases to greater than its Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the then-current Least Performing Reference Asset at such time, and as a result, you may suffer substantial losses.

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Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset upon the occurrence of certain events affecting the Reference Asset, as described in the product supplement under the section “General Terms of the Notes — Anti-Dilution Adjustments”. The Calculation Agent is not required to make an adjustment for every event that may affect the Reference Asset. Furthermore, in certain situations, such as when the Reference Asset undergoes a Reorganization Event or the Reference Asset is delisted, the Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, Reference Asset Constituent Issuer, Sponsor or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Any Review Date (including the Final Review Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date (including the Final Review Date) and the related payment dates (including the Maturity Date) are subject to postponement as described herein and in the product supplement due to the occurrence of one or more market disruption events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our ability or any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or to effect trading in the Reference Assets generally. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of one or more Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and return on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the prices of such Reference Assets and, therefore, the market value of, and return on, the Notes.

TD SECURITIES (USA) LLC	P-8

Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
The U.S. federal income tax treatment of the Contingent Interest Payments is unclear with respect to non-U.S. holders. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Autocallable Contingent Interest Barrier Notes with Memory Interest
Linked to the Least Performing of the Shares of the iShares® Russell
2000 ETF, the Shares of the Invesco QQQ TrustSM and the Shares of
the SPDR® S&P 500® ETF Trust Due November 4, 2026

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Contingent Interest Barrier Notes with Memory Interest
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	With respect to each Reference Asset, for purposes of the determination of the Final Price, the Calculation Agent will observe the Closing Price of such Reference Asset on the Final Review Date.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.
Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Price, Closing Price, Final Price and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Price, the Closing Price or the Final Price of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for each Reference Asset, an Initial Price of $100.00, a Barrier Price of $70.00 (70.00% of its Initial Price), a Contingent Interest Payment of $27.125 per Note, that the Notes may be subject to an automatic call on any Review Date other than the Final Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Review Date, including the Final Review Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 —	The Notes Are Automatically Called on the First Potential Call Payment Date.
Review Date	Closing Prices	Payment (per Note)
First
Reference Asset A: $120.00 (greater than or equal to its Initial Price and Barrier Price)
Reference Asset B: $115.00 (greater than or equal to its Initial Price and Barrier Price)
Reference Asset C: $110.00 (greater than or equal to its Initial Price and Barrier Price)
$1,000 (Principal Amount) + $27.125 (Contingent Interest Payment) $1,027.125 (Total Payment upon Automatic Call)

	Total Payment:	$1,027.125 (2.7125% total return)

Because the Closing Price of each Reference Asset on the first Review Date is greater than or equal to its Initial Price (and therefore also greater than its Barrier Price), the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,027.125 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 2.7125% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Notes Are Automatically Called on the Third Potential Call Payment Date.
Review Date	Closing Prices	Payment (per Note)
First
Reference Asset A: $75.00 (less than its Initial Price; greater than or equal to its Barrier Price)
Reference Asset B: $115.00 (greater than or equal to its Initial Price and Barrier Price)
Reference Asset C: $110.00 (greater than or equal to its Initial Price and Barrier Price)
		$27.125 (Contingent Interest Payment)

Second	Reference Asset A: $55.00 (less than its Initial Price and Barrier Price) Reference Asset B: $120.00 (greater than or equal to its Initial Price and Barrier Price) Reference Asset C: $110.00 (greater than or equal to its Initial Price and Barrier Price)	$0.00

Third
Reference Asset A: $130.00 (greater than or equal to its Initial Price and Barrier Price)
Reference Asset B: $140.00 (greater than or equal to its Initial Price and Barrier Price)
Reference Asset C: $120.00 (greater than or equal to its Initial Price and Barrier Price)

$1,000.00  (Principal Amount)
+ $54.25 (Contingent Interest Payment and previously unpaid Contingent Interest Payment(s) in respect of the prior Review Date(s))
$1,054.25 (Total Payment upon Automatic Call)

	Total Payment:	$1,081.375 (8.1375% total return)

Because the Closing Price of at least one Reference Asset on the first Review Date is less than its Initial Price and the Closing Price of each Reference is greater than or equal to its Barrier Price, we will pay you the Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Price of at least one Reference Asset on the second

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Review Date is less than its Barrier Price, we will not pay a Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Price of each Reference Asset is greater than or equal to its Initial Price (and therefore also greater than its Barrier Price) on the third Review Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,054.25 per Note, reflecting the Principal Amount plus the Contingent Interest Payment with respect to such Review Date and the previously unpaid Contingent Interest Payment(s) with respect to the prior Review Date(s). When added to the Contingent Interest Payment of $27.125 paid in respect of the first Contingent Interest Payment Date, TD will have paid you a total of $1,081.375 per Note, for a return of 8.1375% per Note.

Example 3 —
The Closing Price of at Least One Reference Asset is Less Than its Barrier Price on each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Price of each Reference Asset is Greater Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Initial Price and Barrier Price) Reference Asset B: Various (all less than its Initial Price; greater than or equal to its Barrier Price) Reference Asset C: Various (all less than its Initial Price; greater than or equal to its Barrier Price)	$0.00

Final Review Date
Reference Asset A: $75.00 (greater than or equal to its Barrier Price)
Reference Asset B: $110.00 (greater than or equal to its Barrier Price)
Reference Asset C: $120.00 (greater than or equal to its Barrier Price)
		$1,000 (Principal Amount) + $108.50 (Contingent Interest Payment and previously unpaid Contingent Interest Payment(s) in respect of the prior Review Date(s)) $1,108.50 (Total Payment on Maturity Date)

	Total Payment:	$1,108.50 (10.85% total return)
Because the Closing Price of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Price and Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Price of each Reference Asset is greater than or equal to its Barrier Price on the Final Review Date, on the Maturity Date we will pay you a cash payment equal to $1,108.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment with respect to the Final Review Date and the previously unpaid Contingent Interest Payment(s) with respect to the prior Review Date(s). In this scenario, TD will have paid you a total of $1,108.50 per Note, for a return of 10.85% per Note.
Example 4 —
The Closing Price of at Least One Reference Asset is Less Than its Barrier Price on each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Price of the Least Performing Reference Asset is Less Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Initial Price and Barrier Price) Reference Asset B: Various (all greater than or equal to its Initial Price) Reference Asset C: Various (all greater than or equal to its Initial Price)	$0.00

Final Review Date	Reference Asset A: $40.00 (less than its Barrier Price) Reference Asset B: $115.00 (greater than or equal to its Barrier Price) Reference Asset C: $110.00 (greater than or equal to its Barrier Price)	= $1,000 + ($1,000 × Least Performing Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Total Payment on Maturity Date)

	Total Payment:	$400.00 (60.00% loss)
Because the Closing Price of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Price and Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price on the Final Review Date, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

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The following table illustrates the hypothetical payments per Note that may be realized at maturity for a range of hypothetical Final Prices of the Least Performing Reference Asset, based on the hypothetical terms set forth above. The table assumes that the Notes have not been automatically called and does not reflect any Contingent Interest Payment that may be payable prior to the Maturity Date or any previously unpaid Contingent Interest Payments otherwise due on the Maturity Date pursuant to the Memory Interest Feature. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Price of Least Performing Reference Asset	Hypothetical Least Performing Percentage Change	Payment at Maturity(1)	Return on the Notes(1)(2)
$140.00	40.00%	$1,027.125	2.7125%
$130.00	30.00%	$1,027.125	2.7125%
$120.00	20.00%	$1,027.125	2.7125%
$110.00	10.00%	$1,027.125	2.7125%
$100.00	0.00%	$1,027.125	2.7125%
$90.00	-10.00%	$1,027.125	2.7125%
$80.00	-20.00%	$1,027.125	2.7125%
$70.00	-30.00%	$1,027.125	2.7125%
$60.00	-40.00%	$600.000	-40.0000%
$50.00	-50.00%	$500.000	-50.0000%
$40.00	-60.00%	$400.000	-60.0000%
$30.00	-70.00%	$300.000	-70.0000%
$20.00	-80.00%	$200.000	-80.0000%
$10.00	-90.00%	$100.000	-90.0000%
$0.00	-100.00%	$0.000	0.0000%
(1)      Does not include any previously unpaid Contingent Interest Payments otherwise due pursuant to the Memory Interest Feature.
(2)     This column reflects the return received only in respect of the Payment at Maturity. In addition to this payment, if the Closing Price of each Reference Asset was greater than or equal to its Barrier Price (but below its Initial Price) on one or more of the preceding Review Dates, investors would have previously received the applicable Contingent Interest Payment(s) on the corresponding Contingent Interest Payment Date(s).

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Information Regarding the Reference Assets
Each Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding a Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset. The information reflects the policies of, and is subject to change by, the Sponsors. The Sponsors, which own the copyright and all other rights to the Reference Assets, have no obligation to continue to publish, and may discontinue publication of, the applicable Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by a Sponsor with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Prices of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”). The Closing Prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of any Reference Asset on any Review Date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.

TD SECURITIES (USA) LLC	P-14

iShares® Russell 2000 ETF
We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the “IWM Fund”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the IWM Fund’s Sponsor, BlackRock Fund Advisors (“BFA” or the “Sponsor”) and the Index Sponsor of the Target Index, as defined below.
The IWM Fund is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The IWM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (the “Target Index”). The Target Index seeks to measure the performance of the small-capitalization segment of the U.S. equity market. The Target Index is a subset of the Russell 3000® Index, which measures the performance of the largest 3,000 U.S. companies, and the Target Index is composed of the smallest 2,000 companies included in the Russell 3000® Index. The Target Index is calculated, maintained and published by, FTSE Russell (the “Index Sponsor”). The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
BFA uses a representative sampling strategy to manage the IWM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the Target Index that the Sponsor determines to collectively have an investment profile similar to that of the Target Index. The securities selected are intended to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Target Index. The IWM Fund may or may not hold all of the securities that are included in the Target Index.
The IWM Fund generally invests at least 80% of its assets in securities of the Target Index and in depositary receipts representing securities of the Target Index. The IWM Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Target Index, but which BFA believes will help track the Target Index. The IWM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the Target Index is concentrated.
Select information regarding the IWM Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the IWM Fund’s website. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.
Shares of the IWM Fund are listed on the NYSE Arca under the ticker symbol “IWM”.
Information from outside sources including, but not limited to the prospectus related to the IWM Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the IWM Fund or the Target Index.
Information filed by iShares with the SEC, including the prospectus for the IWM Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729 or its CIK Code: 0001100663.

Historical Information
The graph below illustrates the performance of IWM from October 17, 2015 through October 17, 2025. The dotted line represents its Barrier Price of $170.387, which is equal to 70.00% of its Initial Price.
iShares® Russell 2000 ETF (IWM)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-15

Invesco QQQ TrustSM, Series 1
We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the QQQ Trust, Invesco Capital Management LLC (the “Sponsor”), the trustee of the QQQ Trust, The Bank of New York Mellon (the “trustee”), and the Index Sponsor of the Target Index, as defined below.
The QQQ Trust is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Trust, each of which represents a fractional undivided ownership interest in the QQQ Trust. The QQQ Trust holds all the component securities of the Nasdaq-100 Index® (the “Target Index”), and is rebalanced quarterly and reconstituted annually. The Target Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The Target Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The Target Index is calculated, maintained and published by, Nasdaq, Inc. (the “Index Sponsor”). The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
The QQQ Trust is not actively managed. The QQQ Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the QQQ Trust to conform to changes in the composition and/or weighting of securities in the Target Index. Although the QQQ Trust may fail to own certain securities included in the Target Index at any particular time, the QQQ Trust generally will be substantially invested in the securities included in the Target Index. The QQQ Trust may or may not hold all of the securities that are included in the Target Index.
Select information regarding the QQQ Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the QQQ Trust’s website. Expenses of the QQQ Trust reduce the net asset value of the assets held by the QQQ Trust and, therefore, reduce the value of the shares of the QQQ Trust.
Shares of the QQQ Trust are listed on the Nasdaq Stock Market under the ticker symbol “QQQ”.
Information from outside sources including, but not limited to the prospectus related to the QQQ Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the QQQ Trust or the Target Index.
Information filed by the QQQ Trust with the SEC, including the prospectus for the QQQ Trust, can be found by reference to its SEC file numbers: 333-61001 and 811-08947 or its CIK Code: 0001067839.

Historical Information
The graph below illustrates the performance of QQQ from October 17, 2015 through October 17, 2025. The dotted line represents its Barrier Price of $422.751, which is equal to 70.00% of its Initial Price.
Invesco QQQ TrustSM, Series 1 (QQQ)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

SPDR® S&P 500® ETF Trust
We have derived all information contained herein regarding the SPDR® S&P 500® ETF Trust (the “SPY Trust”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the SPY Trust, PDR Services LLC (the “Sponsor”), the trustee of the SPY Trust, State Street Global Advisors Trust Company (the “trustee”) or its parent company, State Street Bank and Trust Company, and the Index Sponsor of the Target Index, as defined below.
The SPY Trust is a unit investment trust that issues securities called “Units” of the SPY Trust, each of which represents a fractional undivided ownership interest in the SPY Trust. The SPY Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “Target Index”). The Target Index is designed to measure the performance of 500 large-capitalization companies in the U.S. equity market. The Target Index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “Index Sponsor”). The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
The SPY Trust is not actively managed. The SPY Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the SPY Trust to conform to changes in the composition and/or weighting of securities in the Target Index. Although the SPY Trust may fail to own certain securities included in the Target Index at any particular time, the SPY Trust generally will be substantially invested in the securities included in the Target Index. The SPY Trust may or may not hold all of the securities that are included in the Target Index.
Select information regarding the SPY Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SPY Trust’s website. Expenses of the SPY Trust reduce the net asset value of the assets held by the SPY Trust and, therefore, reduce the value of the shares of the SPY Trust.
Shares of the SPY Trust are listed on the NYSE Arca under the ticker symbol “SPY”.
Information from outside sources including, but not limited to the prospectus related to the SPY Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SPY Trust or the Target Index.
Information filed by the SPY Trust with the SEC, including the prospectus for the SPY Trust, can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

Historical Information
The graph below illustrates the performance of SPY from October 17, 2015 through October 17, 2025. The dotted line represents its Barrier Price of $465.073, which is equal to 70.00% of its Initial Price.
SPDR® S&P 500® ETF Trust (SPY)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-17

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition (adjusted for accrued and unpaid Contingent Interest Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Review Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver, & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income in excess of any receipt of Contingent Interest Payments and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

TD SECURITIES (USA) LLC	P-18

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Interest Payments is unclear. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
If you are a non‑U.S. holder, you should provide us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W‑8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of the Notes (other than amounts or proceeds attributable to a Contingent Interest Payment or any accrued but unpaid Contingent Interest Payment) generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non‑U.S. holder in the U.S., (ii) the non‑U.S. holder is a non‑resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non‑U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Assets or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

TD SECURITIES (USA) LLC	P-19

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-20

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC , which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-21

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-22

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

TD SECURITIES (USA) LLC	P-23